Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Diversified Real Asset Income Fund
811-22936

The annual meeting of shareholders was held in the offices of Nuveen on May 31, 2017; at this meeting the shareholders were asked to approve an Agreement and Plan of Reorganization and to elect Board Members.
The meeting was subsequently adjourned to June 30, 2017.

Voting results for May 31 are as follows:

Common Shares
To approve an Agreement and Plan of
Reorganization

   For
              7,575,814
   Against
                 277,246
   Abstain
174,833
   Broker Non-Votes
8,054,684
      Total
  16,082,576



Proxy materials are herein
incorporated by reference
to the SEC filing on April 24,
2017, under Conformed
Submission Type N-14 8C/A,
accession
number 0001193125-17-134876.